Exhibit 99.1

GeoVax Reports 2017 First Quarter Financial Results

and Development Program Updates

Zika Vaccine Demonstrates 100% Protection in Preclinical Lethal Challenge Model

Malaria Vaccine Development Initiated with The Burnet Institute

HIV Vaccine Continues Successful Progress

ATLANTA, GA, May 8, 2017 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing human vaccines, today announced its financial results for the three months ended March 31, 2017 and provided an update on its vaccine development programs.

Robert T. McNally Ph.D., GeoVax’s President and CEO, commented, “During the first quarter of 2017, GeoVax made progress in each of our vaccine development programs. Our MVA-VLP vaccine platform continues to prove itself through our expanding product portfolio, our growing list of high-quality corporate and academic collaborators, and promising preclinical and clinical testing results. Recent highlights include:

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We reported very impressive preclinical results (100% protection) for our Zika vaccine from a highly rigorous lethal challenge model conducted by the Centers for Disease Control and Prevention (CDC). Importantly, our approach to a Zika vaccine is unique as it is based on the non-structural-1 protein of the Zika virus and thus will avoid the Antibody Dependent Enhancement (ADE) of infection safety issue, which is a concern for other Zika vaccines under development.

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We initiated a new clinical trial for our preventive clade B HIV vaccine for the developed world. This trial is being fully funded by the National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health (NIH). And we continued our work under a $7.8 million NIAID contract for production of the DNA component of our vaccine intended for later stage clinical trials.

●	We were awarded a $658,000 grant from NIAID to continue our work toward a clade C HIV vaccine for the developing world.
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We began a collaboration with American Gene Technologies International, Inc. (AGT) with the goal of developing a functional cure for HIV infection. We expect AGT to begin human clinical trials using our combined technologies later this year.

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We initiated a new program to develop a malaria vaccine through a collaboration with The Burnet Institute in Australia. Our work on developing the vaccine constructs is complete and we expect the initial preclinical proof-of-concept studies to commence during the second quarter.

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We added Georgia State University and Peking University as collaborators to develop a therapeutic vaccine for chronic hepatitis B infection and have now begun the initial preclinical proof-of-concept studies.

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We continued our collaboration with ViaMune, Inc. for co-development of our cancer immunotherapy programs. The proof-of-concept preclinical studies are ongoing, with data readouts expected in June or July.

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We formed a Scientific Advisory Board composed of world-class scientists including Thomas Monath, MD; Stanley Plotkin, MD; Barney Graham, MD, PhD; Scott Weaver, PhD; and Olivera Finn, PhD. This expert group is already making its mark through their direction and advice for our various development programs.”

Financial Review

GeoVax reported a net loss for the three months ended March 31, 2017 of $548,341, or $0.01 per share, based on 55.4 million weighted average shares outstanding. For the three months ended March 31, 2016, the Company reported a loss of $1,296,279, or $0.04 per share, based on 34.6 million weighted average shares outstanding.

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The Company reported revenues of $295,735 for the three months ended March 31, 2017, related to grants from the NIH. This compares to $47,600 of grant revenues reported for the same period in 2016. Research and development (R&D) expenses were $551,795 for the three months ended March 31, 2017, compared with $438,004 for the comparable period in 2016. General and administrative (G&A) expenses were $292,667 and $906,505 for the three months ended March 31, 2017 and 2016, respectively. G&A expense for the 2016 period includes a non-cash charge of $469,799 related to certain stock purchase warrant modifications. Cash balances were $166,749 at March 31, 2017, as compared to $454,030 at December 31, 2016.

Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.

About GeoVax

GeoVax Labs, Inc., is a clinical-stage biotechnology company developing human vaccines against infectious diseases using its Modified Vaccinia Ankara-Virus Like Particle (MVA-VLP) vaccine platform. The Company’s development programs are focused on preventive vaccines against HIV, Zika Virus, hemorrhagic fever viruses (Ebola, Sudan, Marburg, and Lassa), and malaria, as well as therapeutic vaccines for chronic Hepatitis B infections and cancers. GeoVax’s vaccine platform supports in vivo production of non-infectious VLPs from the cells of the very person receiving the vaccine, mimicking a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent, and control the target infection. For more information, visit www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent targeted infections in humans, GeoVax’s vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact:

Robert T. McNally, Ph.D.

GeoVax Labs, Inc.

investor@geovax.com

678-384-7220

FINANCIAL TABLES FOLLOW

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GEOVAX LABS, INC.

Condensed Consolidated Statements of Operations Information

(amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016
Grant Revenue	$296	$48

Operating expenses:
Research and development	552	438
General and administrative	292	907
	844	1,345
Loss from operations	(548)	(1,297)
Interest income	-	1

Net loss	$(548)	$(1,296)

Net loss per common share	$(0.01)	$(0.04)

Weighted average shares outstanding	55,351	34,600

Condensed Consolidated Balance Sheet Information

(amounts in thousands)

	March 31, 2017	Dec. 31, 2016
Assets:
Cash and cash equivalents	$167	$454
Other current assets	74	90
Total current assets	241	544

Property, net	52	55
Other assets	11	11
Total assets	$304	$610

Liabilities and stockholders’ equity (deficiency)
Current liabilities	$548	$370
Stockholders’ equity	(244)	240
Total liabilities and stockholders’ equity (deficiency)	$304	$610

Shares Outstanding	56,219	55,235

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